EXHIBIT 99

Investors Contact:
Kathy Bayless
Chief Financial Officer
(408) 576-2000
ir_web@komag.com

Komag Announces Strategic Relationship With Trace
Technology for Substrate Capacity

FOR IMMEDIATE RELEASE

SAN JOSE, California, December 19, 2003 — Komag, Incorporated (Nasdaq: KOMG), the largest independent supplier of thin-film media for disk drives, today announced that the Company has signed an agreement with Trace Storage Technology Corporation (Trace), which will provide Komag, upon satisfaction of certain conditions, with additional substrate capacity as well as a substrate supply relationship with Trace.

Under the agreement, the Company expects to purchase Trace’s Malaysian substrate manufacturing facility including land, building and equipment for approximately $10 million. The Company intends to manufacture both aluminum ground substrates and plated and polished substrates in this factory for its own use and to sell Trace a portion of the output under a supply agreement.

T.H. Tan, chief executive officer of Komag, stated, “We are pleased to have this opportunity to secure additional substrate manufacturing capacity at this time which will complement our previously announced 10 to 20% finished disk capacity expansion. This facility could be extendible to glass substrate manufacturing as needed in the future. This acquisition is in line with Komag’s strategy to fully utilize existing storage component industry capacity before any green field expansion is considered. We are also pleased to have the opportunity to supply Trace with a portion of their substrate requirements as part of a substrate outsourcing strategy by Trace.”

CC Tung, Chief Executive Officer of Trace Technology, added, “We have chosen to outsource our aluminum ground substrates and plated and polished substrates to Komag, who already has a critical mass in substrate manufacturing with a major Malaysian presence. We firmly believe this is a positive strategic move that would allow both companies to benefit from the economies of scale with this relationship.”

Completion of these transactions is subject to a number of conditions, including but not limited to obtaining the requisite consents under Komag’s debt facilities and from third parties, and approvals of the relevant governmental agencies in Malaysia. There is no guarantee that the Company will be able to obtain the consents needed to complete these transactions.

About Komag

Founded in 1983, Komag is the world’s largest independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its world-class U.S. research and development center and Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag seeks to create extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as digital video recorders, game boxes and consumer electronic storage systems.

For more information about Komag, visit Komag’s Internet home page at http://www.komag.com. The Investor section of the website provides a variety of financial and investor information, including an investor presentation. To request an investor packet, call Komag’s Investor Relations at 408-576-2901.

Forward-Looking Statements

This press release contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements represent the Company’s current judgment and include, but are not limited to the Company’s expectation that it will purchase certain assets from Trace and enter into a related supply agreement, and the Company’s intent to utilize such assets for substrate manufacturing. The Company’s actual results could differ materially from those projected in such forward-looking information. Factors that could cause actual results to differ include, but are not limited to, failure of either party to satisfy conditions to closing, including receiving the consent required by the Company’s lenders and from third parties and receiving consents from the Malaysian government, satisfying all other conditions set forth in the agreement, the inability of the Company to utilize the factory as anticipated given economic or physical conditions and the other factors described in the Company’s reports filed with the Securities and Exchange Commission, including, but not limited to, its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Komag undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.